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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                           (Amendment No._________ )*

                   THE BANK OF KENTUCKY FINANCIAL CORPORATION
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                                (Name of Issuer)


                                 Common Shares
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                         (Title of Class of Securities)


                                    062896105
                        -------------------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------------
CUSIP No. 062896105                     13G
         ---------------
-------------------------

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   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          R C DURR       ###-##-####

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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                          (a)[ ]
          N/A

                                                                          (b)[ ]

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   3      SEC USE ONLY



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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U S CITIZEN

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                             5     SOLE VOTING POWER

                                   204,150
       NUMBER OF          ------------------------------------------------------
         SHARES              6     SHARED VOTING POWER
      BENEFICIALLY
         OWNED                      0
        BY EACH           ------------------------------------------------------
    REPORTING PERSON         7     SOLE DISPOSITIVE POWER
          WITH
                                   419,116
                          ------------------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                   0
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          623,266

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   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          N/A

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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          17.73%
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   12     TYPE OF REPORTING PERSON*

          IN

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Item 1(a).             Name of Issuer: The Bank of Kentucky Financial
----------             Corporation


Item 1(b).             Address of Issuer's Principal Executive Offices:
---------              1065 Burlington Pike
                       Florence, Kentucky 41042


Item 2(a).             Name of Person Filing:  R C Durr
----------

Item 2(b).             Address of Principal Business Office or, if none,
----------             Residence:  1067 Richwood Road, Walton, Kentucky 41094


Item 2(c).             Citizenship:  U S Citizen
----------


Item 2(d).             Title of Class of Securities:  Common
----------


Item 2(e).             CUSIP Number
----------             062896105


Item 3.                If this statement is filed pursuant to Rules 13d-1(b),
------                 or 13d-2(b), check whether the person filing is a: N/A

                       (a) [ ] Broker or Dealer registered under Section 15 of
                               the Act

                       (b) [ ] Bank as defined in section 3(a)(6) of the Act

                       (c) [ ] Insurance Company as defined in section
                               3(a)(19) of the Act

                       (d) [ ] Investment Company registered under section 8
                               of the Investment Company Act

                       (e) [ ] Investment Advisor registered under section
                               203 of the Investment Advisers Act of 1940

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                       (f) [ ] Employee Benefit Plan, Pension Fund which is
                               subject to the provisions of the Employee
                               Retirement Income Security Act of 1974 or
                               Endowment Fund; see Section
                               240.13d-1(b)(1)(ii)(F)

                       (g) [ ] Parent Holding Company, in accordance with
                               Section 240.13d-1(b)(1)(ii)(G)

                       (h) [ ] Group, in accordance with Section
                               240.13d-1(b)(1)(ii)(H)


Item 4.                Ownership:
-------
                       (a) Amount Beneficially Owned:  623,266


                       (b) Percent of Class:  17.73%


                       (c) Number of shares as to which such person has:

                           (i)    sole power to vote or to direct the vote:
                                  204,150

                           (ii)   shared power to vote or to direct the vote: 0

                           (iii) sole power to dispose or to direct the disposition of: 419,116

                           (iv) shared power to dispose or to direct the disposition of: 0

Item 5.                Ownership of Five Percent or Less of a Class:  N/A
-------


Item 6.                Ownership of More Than Five Percent on Behalf of Another
-------                Person:  N/A


Item 7.                Identification and Classification of the Subsidiary Which
-------                Acquired the Security Being Reported on by the Parent
                       Holding Company:  N/A



Item 8.                Identification and Classification of Members of the
-------                Group:  N/A


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Item 9.                Notice of Dissolution of Group:  N/A
-------


Item 10.               Certification:
--------
                                By signing below, I certify that, to the best of
                       my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







2-5-99                              /s/ R. C. Durr
---------------------------         --------------------------------------------
Date